UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 12B-25

SEC File Number 811-4146

CUSIP Number

NOTIFICATION OF LATE FILING

(Check One):

☐Form 10-K ☐ Form 20-F ☐ Form 11-K

☐Form 10-Q ☒ Form N-SAR ☐ Form N-CSR

For Period Ended: December 31, 2007

If the notification relates to a portion of the filing checked above, identify the Items(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

John Hancock Trust *	* See Attachment A

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Full Name of Registrant

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Former Name if Applicable

601 Congress Street

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Address of Principal Executive Office (Street and Number)

Boston, MA 02210-2805

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City, State and Zip Code

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PART II - RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. [Check box if appropriate.]

☐ (a)The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense:

☒ (b)The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

☐ (c)The accountant's statement or other exhibit required by Rule12b-25(c)

has been attached if applicable.

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PART III - NARRATIVE

The large number of portfolios of the Registrant to be included in the Form N-SAR filing has made it impracticable for the Registrant to timely file Form N-SAR without unreasonable effort or expense. The Registrant wishes to ensure that all items are answered correctly and completely and therefore requests relief pursuant to Rule 12b-25(b).

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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Gordon M. Shone	(617)	663-2168
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(Name)	(Area Code)	(Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the

Securities Exchange Act of 1934 or section 30 of the Investment Company Act
1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is
no, identify report(s).	☒ Yes	☐ No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by earnings statements to be included in the subject report or portion
thereof?	☐ Yes	☒ No

If so : attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

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John Hancock Trust

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(Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the under-signed thereunto duly authorized.

Date: 2/29/08	By: /s/ Gordon M. Shone
Gordon M. Shone
Treasurer

Attachment A:

500 INDEX TRUST

500 INDEX TRUST B

ALL CAP CORE TRUST

ALL CAP GROWTH TRUST

ALL CAP VALUE TRUST

AMERICAN BLUE CHIP INCOME AND GROWTH

AMERICAN GROWTH TRUST

AMERICAN GROWTH-INCOME TRUST

AMERICAN INTERNATIONAL TRUST

BLUE CHIP GROWTH TRUST

CAPITAL APPRECIATION TRUST

CLASSIC VALUE TRUST

CORE BOND TRUST

CORE EQUITY TRUST

DYNAMIC GROWTH TRUST

EMERGING GROWTH TRUST

EMERGING SMALL COMPANY TRUST

EQUITY-INCOME TRUST

FINANCIAL SERVICES TRUST

FUNDAMENTAL VALUE TRUST

GLOBAL ALLOCATION TRUST

GLOBAL BOND TRUST

GLOBAL TRUST

HEALTH SCIENCES TRUST

HIGH YIELD TRUST

INCOME AND VALUE TRUST

INTERNATIONAL CORE TRUST

INTERNATIONAL EQUITY INDEX TRUST A

INTERNATIONAL EQUITY INDEX TRUST B

INTERNATIONAL OPPORTUNITIES TRUST

INTERNATIONAL SMALL CAP TRUST

INTERNATIONAL VALUE TRUST

INVESTMENT QUALITY BOND TRUST

LARGE CAP TRUST

LARGE CAP VALUE TRUST

LIFESTYLE AGGRESSIVE TRUST

LIFESTYLE BALANCED TRUST

LIFESTYLE CONSERVATIVE TRUST

LIFESTYLE GROWTH TRUST

LIFESTYLE MODERATE TRUST

MID CAP INDEX TRUST

MID CAP STOCK TRUST

MID CAP VALUE TRUST

MONEY MARKET TRUST

MONEY MARKET TRUST B

NATURAL RESOURCES TRUST

OVERSEAS EQUITY TRUST

PACIFIC RIM TRUST

QUANTITATIVE ALL CAP TRUST

QUANTITATIVE MID CAP TRUST

QUANTITATIVE VALUE TRUST

REAL ESTATE SECURITIES TRUST

REAL RETURN BOND TRUST

SCIENCE AND TECHNOLOGY TRUST

SMALL CAP GROWTH TRUST

SMALL CAP INDEX TRUST

SMALL CAP OPPORTUNITIES TRUST

SMALL CAP TRUST

SMALL COMPANY TRUST

SMALL COMPANY VALUE TRUST

SPECIAL VALUE TRUST

STRATEGIC BOND TRUST

STRATEGIC INCOME TRUST

STRATEGIC OPPORTUNITIES TRUST

TOTAL RETURN TRUST

TOTAL STOCK MARKET INDEX TRUST

U.S. CORE TRUST

U.S. GLOBAL LEADERS GROWTH TRUST

U.S. GOVERNMENT SECURITIES TRUST

U.S. HIGH YIELD BOND TRUST

U.S. LARGE CAP TRUST

UTILITIES TRUST

VALUE TRUST

ACTIVE BOND TRUST

AMERICAN ASSET ALLOCATION TRUST

AMERICAN BOND FUND

AMERICAN FUNDAMENTAL HOLDING TRUST

AMERICAN GLOBAL DIVERSIFICATION TRUST

AMERICAN GLOBAL GROWTH TRUST

AMERICAN GLOBAL SMALL CAP TRUST

AMERICAN HIGH-INCOME BOND TRUS

AMERICAN NEW WORLD TRUST

BOND INDEX TRUST A

BOND INDEX TRUST B

EMERGING MARKETS VALUE TRUST

FRANKLIN TEMPLETON FOUNDING ALLOCATION TRUST

GLOBAL REAL ESTATE TRUST

GROWTH AND INCOME TRUST

HIGH INCOME TRUST

INCOME TRUST

INDEX ALLOCATION TRUST

INTERNATIONAL SMALL COMPANY TRUST

MANAGED TRUST

MID CAP INTERSECTION TRUST

MID CAP VALUE EQUITY TRUST

MID VALUE TRUST

MUTUAL SHARES TRUST

REAL ESTATE EQUITY TRUST

SHORT TERM BOND FUND

SM CAP INTRINSIC VALUE TRUST

SMALL CAP VALUE

SMALL COMPANY GROWTH TRUST

SPECTRUM INCOME TRUST

US MULTI SECTOR TRUST

VALUE & RESTRUCTURING TRUST

VISTA TRUST